Exhibit 3.53
CERTIFICATE OF INCORPORATION
OF
NOVELIS NORTH AMERICA HOLDINGS INC.
ARTICLE I
     The name of the Corporation is Novelis North America Holdings Inc.
ARTICLE II
     The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the city of Wilmington, county of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.
ARTICLE III
     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
ARTICLE IV
     The total number of shares that the Corporation shall have the authority to issue is 10,000 shares of common stock, $0.01 par value per share (the “Common Stock” ).
     The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings).
ARTICLE V
     The name and mailing address of the incorporator are as follows:

Name of Incorporator	Mailing Address
Vickie Sims	Husch Blackwell LLP
4801 Main Street, Suite 1000
Kansas City, Missouri 64112
ARTICLE VI
     The Board of Directors is authorized to adopt, amend, or repeal the Bylaws of the Corporation, but the stockholders may adopt additional Bylaws and may amend or repeal any Bylaw whether adopted by them or otherwise.
ARTICLE VII
     The name and address of the initial members of the Board of Directors are as follows:

Director	Mailing Address
Leslie J. Parrette, Jr.	3560 Lenox Road, Suite 2100, Atlanta, GA 30326

Steven R. Fisher	3560 Lenox Road, Suite 2100, Atlanta, GA 30326

ARTICLE VIII
     The Corporation is to have perpetual existence.
ARTICLE IX
     The number of directors of the Corporation shall be fixed by, or in the manner provided in, the Bylaws of the Corporation.
ARTICLE X
     The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.
ARTICLE XI
     To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after the filing of this Certificate of Incorporation with the Delaware Secretary of State to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.
     IN TESTIMONY WHEREOF, the undersigned, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does make, file, and record this Certificate, and does declare and certify that the facts herein stated are true, and has accordingly hereunto set her hand this 29th day of November, 2010.

By:	/s/ Vickie Sims
	Name:	Vickie Sims
	Title:	Incorporator

2